EXHIBIT 99.1

Cintech Solutions, Inc. (Debtor-in-Possession) Condensed Financial Statements for the Three and Nine-Months Ended March 31, 2003 and 2002 and Independent Accountants’ Report

INDEPENDENT ACCOUNTANTS’ REPORT

To the Directors of Cintech Solutions, Inc. (Debtor-in-Possession):

We have reviewed the accompanying condensed balance sheets of Cintech Solutions, Inc. (Debtor-in-Possession) (the “Company”) as of March 31, 2003 and 2002, the related condensed statements of operations for the three months and nine months then ended, and the condensed statements of stockholders’ equity and cash flows for the nine months then ended (all expressed in U.S. dollars).  These financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants.  A review of interim financial information consists principally of applying analytic procedures to financial data and of making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the balance sheet of the Company as of June 30, 2002, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated August 23, 2002, we expressed an unqualified opinion on those financial statements.  In our opinion, the information set forth in the accompanying condensed balance sheet as of June 30, 2002 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

June 30, 2003

CINTECH SOLUTIONS, INC. (DEBTOR-IN-POSSESSION)
CONDENSED BALANCE SHEETS
MARCH 31, 2003, JUNE 30, 2002 AND MARCH 31, 2002
	March 31,		March 31,		March 31,		March 31,
ASSETS	2003	June 30,	2002	LIABILITIES AND	2003	June 30,	2002
	(Unaudited)	2002	(Unaudited)	STOCKHOLDERS' EQUITY	(Unaudited)	2002	(Unaudited)
CURRENT ASSETS:				CURRENT LIABILITIES:
Cash and cash equivalents	$ 642,380	$ 224,893	$ 392,915	Accounts payable	$ 13,944	$ 154,631	$ 138,614
Marketable securities held to maturity		2,443,024	3,173,441	Accrued liabilities:
Marketable securities available for sale		102,030		Accrued wages and compensation	151,552	361,519	251,059
Accounts receivable, trade—(Net of				Other	67,816	298,996	269,592
allowance of $29,710, $4,824 and				Deferred maintenance revenue	666,986	649,330	611,784
$76,155 at March 31, 2003, June 30, 2002,
and March 31, 2002, respectively)	284,111	657,372	533,369	Total current liabilities	900,298	1,464,476	1,271,049
Inventory	20,338	19,976	20,327
Prepaid expenses	213,230	133,451	199,386	LIABILITIES SUBJECT TO COMPROMISE:
Income tax receivable		144,000		Accounts payable	170,797
Deferred income taxes		418,712	427,338	Accrued liabilities:
				Accrued wages and compensation	146,081
Total current assets	1,160,059	4,143,458	4,746,776	Other	34,395
FIXED ASSETS:				Total long term liabilities	751,273
Equipment	1,364,815	1,367,897	1,340,286
Furniture and fixtures	19,424	19,424	8,677	STOCKHOLDERS' EQUITY:
Total	1,384,239	1,387,321	1,348,963	Common stock	9,008,724	9,008,724	9,008,724
Less accumulated depreciation	(1,134,299)	(1,042,997)	(986,859)	Contributed capital	675,757	675,757	675,757
				Treasury stock	(2,290)	(2,290)	(2,290)
Total fixed assets—net	249,940	344,324	362,104	Accumulated deficit	(8,303,013)	(3,422,859)	(2,752,113)
				Accumulated other comprehensive income		24,157
SOFTWARE DEVELOPMENT COSTS—Net	1,620,750	1,927,993	1,937,829
DEFERRED INCOME TAXES		1,332,190	1,154,418	Total stockholders' equity	1,379,178	6,283,489	6,930,078

Total other assets	1,620,750	3,260,183	3,092,247

TOTAL	$ 3,030,749	$ 7,747,965	$ 8,201,127	TOTAL	$ 3,030,749	$ 7,747,965	$ 8,201,127
See notes to condensed financial statements and independent accountants' report.

CINTECH SOLUTIONS, INC. (DEBTOR-IN-POSSESSION)

CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE-MONTHS AND NINE-MONTHS ENDED MARCH 31, 2003 AND 2002

For the Three-Months Ended			For the Nine-Months Ended
March 31,			March 31,
	2003	2002	2003	2002
NET SALES:
Product sales	$ 580,897	$ 1,011,503	$ 2,816,576	$ 3,631,240
Services and other sales	364,382	393,202	1,070,405	1,150,396

Total net sales	945,279	1,404,705	3,886,981	4,781,636

COST OF PRODUCTS SOLD AND
SERVICES PROVIDED:
Cost of products sold	384,973	373,218	1,446,210	1,285,815
Cost of services and other sales	29,724	72,289	105,723	207,422

Total cost of products sold and services provided	414,697	445,507	1,551,933	1,493,237

GROSS PROFIT	530,582	959,198	2,335,048	3,288,399

RESEARCH AND DEVELOPMENT	246,235	265,288	819,729	846,294

LEASE TERMINATION COSTS				104,397

SELLING, GENERAL AND
ADMINISTRATIVE	1,494,173	1,711,170	4,684,788	5,072,501

LOSS FROM OPERATIONS	(1,209,826)	(1,017,260)	(3,169,469)	(2,734,793)

OTHER INCOME	1,300	31,543	37,975	112,752

LOSS BEFORE INCOME TAX
EXPENSE (BENEFIT)	(1,208,526)	(985,717)	(3,131,494)	(2,622,041)

INCOME TAX EXPENSE (BENEFIT)	1,748,660	(334,548)	1,748,660	(897,505)

NET LOSS	$ (2,957,186)	$ (651,169)	$ (4,880,154)	$ (1,724,536)

BASIC AND DILUTED LOSS
PER COMMON SHARE	$ (0.24)	$ (0.05)	$ (0.40)	$ (0.14)

CINTECH SOLUTIONS, INC. (DEBTOR-IN-POSESSION)
CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 2003 AND 2002
					Accumulated
	Common				Other	Total	Comprehensive
	Stock	Contributed	Treasury	Accumulated	Comprehensive	Stockholders'	Net Income
	No Par Value	Capital	Stock	Deficit	Income	Equity	(Loss)

BALANCE AT JUNE 30, 2001	$ 9,008,289	$ 675,757	$ (2,290)	$ 1,027,577)		$ 8,654,179

STOCK OPTIONS EXERCISED
(1,500 SHARES)	435					435

NET LOSS				(1,724,536)		(1,724,536)

BALANCE AT MARCH 31, 2002	$ 9,008,724	$ 675,757	$ (2,290)	$ (2,752,113)		$ 6,930,078

BALANCE AT JUNE 30, 2002	$ 9,008,724	$ 675,757	$ (2,290)	$ (3,422,859)	$ 24,157	$ 6,283,489

NET LOSS				(4,880,154)		(4,880,154)	$ (1,922,967)

SALE OF AVAILABLE FOR SALE
SECURITIES					(24,157)	(24,157)	(24,157)

BALANCE AT MARCH 31, 2003	$ 9,008,724	$ 675,757	$ (2,290)	$ (8,303,013)	$ -	$ 1,379,178	$ (1,947,124)

See notes to condensed financial statements and independent accountants’ report.

CINTECH SOLUTIONS, INC. (DEBTOR-IN-POSSESSION)
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE-MONTHS ENDED MARCH 31, 2003 AND 2002
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (4,880,154)	$ (1,724,536)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	117,209	97,572
Amortization of software development costs	644,342	455,205
Gain on sale of stock received in demutualization	(28,323)
Deferred income taxes—net of valuation allowance	1,750,902	(897,505)
Provision for doubtful accounts	24,885	(18,803)
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	348,376	(213,177)
Decrease in income tax receivable	144,000
Increase in inventory	(362)	1,060
Increase in other assets	(79,779)	(125,541)
Increase in accounts payable	30,110	3,695
Increase (decrease) in accrued expenses	139,329	(210,997)
Increase in accrued lease termination costs		28,341
Increase (decrease) in deferred maintenance revenue	17,656	(26,409)
Total adjustments	3,108,345	(906,559)
Net cash used in operating activities	(1,771,809)	(2,631,095)
CASH FLOWS FROM INVESTING ACTIVITIES:
Redemption of marketable securities	2,550,220	3,110,700
Expenditures for software development costs	(337,099)	(178,331)
Proceeds on disposal of fixed assets	2,408	35,000
Purchase of fixed assets	(26,233)	(585,677)
Net cash provided by investing activities	2,189,296	2,381,692
CASH FLOWS FROM FINANCING ACTIVITIES—
Proceeds from exercise of stock options		435
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	417,487	(248,968)
CASH AND CASH EQUIVALENTS:
Beginning of period	224,893	641,883
End of period	$ 642,380	$ 392,915
SUPPLEMENTAL CASH FLOW INFORMATION:
Taxes paid	$ 6,820	$ 14,516

Tax refunds received	$ 149,442

See notes to condensed financial statements and independent accountants' report.

- # -

CINTECH SOLUTIONS, INC. (DEBTOR-IN-POSSESSION)

NOTES TO CONDENSED FINANCIAL STATEMENTS

AS OF JUNE 30, 2002 AND AS OF MARCH 31, 2003 AND 2002 AND FOR THE THREE-MONTH AND NINE-MONTH PERIODS THEN ENDED (INFORMATION RELATED TO THE THREE AND NINE-MONTHS ENDED MARCH 31, 2003 AND 2002 IS UNAUDITED)

1.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business—Cintech Solutions, Inc. (Debtor-in-Possession) (the “Company”) develops and markets interaction management software to help businesses manage voice and data contacts with their customers, partners, and associates.  In concert with the interaction management software, the Company also provides services, such as installation, training, project management, consulting and maintenance support.

Basis of Presentation—The condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Rule 10-01 of Regulation S-X and are expressed in United States dollars.  There are no significant differences in accounting principles generally accepted in the United States of America and Canada.  The information disclosed in the notes to the financial statements included in the Company’s Annual Report on Form 10-KSB for the year ended June 30, 2002 has not changed materially unless otherwise disclosed herein.  Financial information as of June 30, 2002 included in these condensed financial statements has been derived from the audited financial statements included in that report.  In management’s opinion, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the interim periods have been made.

Results of operations are not necessarily indicative of the results that may be expected for future interim periods or for the full year.

On March 13, 2003, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (the “Code”).  It is now operating its business and managing its property as debtor-in-possession pursuant to the Code.  The condensed financial statements presented herein have been prepared on a historical cost basis rather than a liquidation basis as permitted under Statement of Position (“SOP”) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” while the Company continues to reorganize under the provisions of the Code.  Under Chapter 11, certain claims against the Company in existence prior to the filing of the petition for relief are stayed while the Company continues business operations as debtor-in-possession.  These claims are reflected in the March 31, 2003 balance sheet as “liabilities subject to compromise.”  Additional claims may arise subsequent to the filing date resulting from rejection of contracts, leases and other disputed amounts.  Secured claims are also stayed, although the holders of such claims have the right to move the court for relief from the stay.  Chapter 11 reorganization costs incurred during the three-months ended March 31, 2003 were not material.

Use of Estimates—The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue—The Company recognizes revenue in accordance with SOP 97-2, “Software Revenue Recognition.”  Revenue is derived from the sale of software and software related services.  Revenue is recognized for software shipped upon the existence of persuasive evidence that an agreement exists, delivery of the product has occurred, sufficient vendor-specific objective evidence exists to support allocating the total fee to all elements of the arrangement, the fee is fixed and determinable, and collection is probable.

The Company recognizes revenue from the sale of software to resellers upon shipment of the software to the reseller.  The reseller is the Company’s customer and is obligated to pay for the software upon shipment.

Software related services include installation, training and ongoing post contract support maintenance.  Revenues from post contract support maintenance sold separately from the software are recognized upon performance of the related services ratably over the period of support.  Installation and training services are offered and billed as separate elements from the software sold and are not essential to the functionality of the software.  Revenue is recognized for training and installation upon completion of the services which is typically completed within one week.  Amounts received prior to revenue recognition and for prepaid customer support are classified as deferred revenue.

The Company issues product upgrades on a when and if available basis.  Specified upgrades are not typically offered to customers.

Deferred Maintenance Revenue—The Company sells post contract support maintenance agreements which provide for no-cost upgrade of software.  These agreements normally cover periods ranging from 1-5 years with revenue being recognized ratably over the maintenance period.

Warranty Reserve—At the time of sale, the Company accrues for warranty costs relating to software replacement to be provided during the first twelve months following the sale.  Costs associated with supporting product under warranty are charged to the reserve instead of current period cost.  The reserve is adjusted periodically based upon actual experience.

Warranty reserve at June 30, 2002	$ 17,817
Charges to the reserve	(8,331)
Adjustments based on experience	6,974

Warranty reserve at March 31, 2003	$ 16,460

Depreciation—Fixed assets are carried at cost.  Depreciation is computed using a straight-line method over the following useful lives:

Equipment	3-5 years
Furniture and fixtures	2-10 years

During 2002, the Company changed its method of accounting for depreciation from an accelerated method. The effects of such change were not material to the financial statements.

Inventory—Inventories are valued at the lower of cost or market, with cost being computed using the first-in, first-out method.  Inventories consist of:

	March 31,	June 30,	March 31,
	2003	2002	2002
Literature and other documentation	$ 15,016	$ 13,563	$ 16,414
Computer hardware	9,689	10,780	12,007
Allowance for obsolete inventory	(4,367)	(4,367)	(8,094)

Total inventory	$ 20,338	$ 19,976	$ 20,327

Significant Customers—Most of the Company's sales are to distributors in the voice-centric call center solutions market.  The Company had sales to major distributors as follows:

	Sales for the Three-Months Ended March 31,
	2003		2002
	Amount	%	Amount	%

Nortel	$ 572,941	61%	$ 893,944	64%
Distributor B	72,986	8%	169,816	12%

Total	$ 645,927	69%	$ 1,063,760	76%

	Sales for the Nine-Months Ended March 31,
	2003		2002
	Amount	%	Amount	%

Nortel	$ 2,589,458	67%	$ 3,292,448	69%
Distributor B	354,858	9%	323,718	7%

Total	$ 2,944,316	76%	$ 3,616,166	76%

The Company had gross accounts receivable from Nortel of 60%, 75%, and 77% of total accounts receivable as of March 31, 2003, June 30, 2002, and March 31, 2002, respectively.

International Sales—The Company’s international sales to Canada were approximately 2% of total sales for the three-months ended March 31, 2003 and 2002, and approximately 3% and 2% of total sales for the nine-months ended March 31, 2003 and 2002, respectively.

Software Development Costs—Costs incurred internally for creation of the computer software product are charged to research and development expense when incurred until technological feasibility has been established for the product.  Thereafter, until general release, all software production costs are capitalized and subsequently reported at the lower of amortized cost or net realizable value.  The capitalized costs are amortized on a straight-line basis over the estimated economic life of the product which is three years.

Costs capitalized were $81,580 and $160,444 and related amortization was $215,130 and $153,876 for the three-months ended March 31, 2003 and 2002, respectively.  Costs capitalized were $337,099 and $585,677 and related amortization was $644,342 and $455,205 for the nine-months ended March 31, 2003 and 2002, respectively.  The Company periodically evaluates the capitalized cost relative to potential sales and accelerates the write-off when appropriate.

Licensing Fee—The Company has agreements with distributors which require the payment of a license fee on certain software sales made by the distributors.  This license fee is for the distribution of the Company’s products.  License fee expense was $153,711 and $184,969 for the three-months ended March 31, 2003 and 2002, respectively.  License fee expense was $709,206 and $708,966 for the nine-months ended March 31, 2003 and 2002, respectively.

Fair Value of Financial Instruments—The carrying value of certain of the Company’s financial instruments, such as cash, trade accounts receivable and trade accounts payable, approximate their fair values.

Accounting Pronouncements—In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and applies to recognized long-lived assets of an entity to be held and used or to be disposed of.  This Statement had no impact on the Company’s financial statements.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections.”  This Statement rescinds FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.”  This Statement also rescinds FASB Statement No. 44, “Accounting for Intangible Assets of Motor Carriers.”  This Statement amends FASB Statement No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.  This Statement had no impact on the Company’s financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”  This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”  This Statement requires recognition of a liability for a cost associated with an exit or disposal activity when the liability is incurred, as opposed to being recognized at the date an entity commits to an exit plan under EITF No. 94-3.  This Statement also establishes that fair value is the objective for initial measurement of the liability.  This statement is effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged.  This Statement had no impact on the Company’s financial statements.

In November 2002, the FASB issued Interpretation No. 45 “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  This Interpretation clarifies disclosure requirements and recording related to guarantees and indemnification agreements.  This Interpretation is effective for guarantees issued or modified after December 31, 2002.  The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002, and apply to existing guarantees.  This Interpretation resulted in expanded disclosure related to the Company’s product warranty liability.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.”  This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation.”  SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation.  The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 31, 2002, with earlier application permitted in certain circumstances.  The interim disclosure provisions are effective for the quarter ended March 31, 2003.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.”  The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities under SFAS No. 133.  SFAS No. 149 is effective for all contracts entered into or modified after June 30, 2003.  This Statement is not expected to have an impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.”  This Statement requires certain freestanding financial instruments to be reported as liabilities by their issuers.  The provisions of SFAS No. 150, which also include a number of new disclosure requirements, are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of the beginning of the first interim period that commences after June 15, 2003.  This Statement is not expected to have an impact on the Company’s financial statements.

Cash and Cash Equivalents—For purposes of reporting cash flows, the Company considers all money market instruments to be cash equivalents.

Stock-Based Compensation—The Company has adopted the disclosure only provision of SFAS No. 123 and applies APB Opinion No. 25 in accounting for its stock options.  The following table illustrates the effect on net income (loss) and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 as amended by SFAS No. 148:

	Nine Months Ended
	March 31,
	2003	2002
Net loss as reported	$ (4,880,154)	$ (1,724,536)
Deduct stock option compensation determined under fair
value based method—net of related income tax effects	(60,421)	(86,557)

Pro forma net loss	$ (4,940,575)	$ (1,811,093)

Basic and diluted loss per common share:
As reported	$ (0.40)	$ (0.14)
Additional stock-option compensation—net of income
tax effects	(0.01)	(0.01)

Pro forma loss per common share	$ (0.41)	$ (0.15)

	Three Months Ended
	March 31,
	2003	2002
Net loss as reported	$ (2,957,186)	$ (651,169)
Deduct stock option compensation determined under fair
value based method—net of related income tax effects	(20,140)	(28,852)

Pro forma net loss	$ (2,977,326)	$ (680,021)

Basic and diluted loss per common share:
As reported	$ (0.24)	$ (0.05)
Additional stock-option compensation—net of income
tax effects

Pro forma loss per common share	$ (0.24)	$ (0.05)

Fair value was calculated using the Black-Scholes option pricing model.  Assumptions used to determine fair value were as follows:

	March 31,
	2003	2002

Weighted-average fair value of options granted	$ 0.09	$ 1.80
Assumptions used to determine fair value:
Expected volatility	337%	268%
Risk-free interest rate	3.04%	4.09%
Expected term of options	5 years	5 years
Expected dividend yield	0%	0%

Reclassifications—Certain fiscal 2002 amounts have been reclassified to conform to fiscal 2003 presentations.

2.

MARKETABLE SECURITIES

Held to Maturity—The Company maintains various investments in federal agency notes which are classified as held-to-maturity and are reported at amortized cost in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”  All items mature within one year.  The cost and market value of the investments are summarized below:

Net
	Amortized		Unrealized
Description	Cost	Market	Loss

March 31, 2003—Federal Agency Notes	$ -	$ -	$ -

June 30, 2002—Federal Agency Notes	$ 2,443,024	$ 2,424,880	$ (18,144)

March 31, 2002—Federal Agency Notes	$ 3,086,395	$ 3,038,260	$ (48,135)

Available for Sale—During the second quarter of 2003, the Company sold its investment in common stock for approximately $108,000.  A realized gain of approximately $28,000 has been recorded in other income in the accompanying statement of operations for the nine-month period ended March 31, 2003.

3.

OPERATING LEASES

Operating Leases—During the second quarter of fiscal 2002, the Company accrued $104,397 for costs associated with terminating its Norwood, Ohio lease and relocating its office facility.  This operating lease expired during the fourth quarter of fiscal 2002.

In fiscal 2001, the Company signed a lease agreement for a new office facility in Blue Ash, Ohio.  This operating lease, which began in December 2001 and expires in November 2011, calls for escalating lease payments over the term of the lease.  The Company records lease expense on a straight-line basis over the life of the lease.

In fiscal 2002, the Company signed lease agreements for office equipment and furniture with a bank. These operating leases began in December 2001 and expire in November 2005 and November 2006, respectively.  Effective August 2002 and as amended in January 2003, the Company has agreed to maintain a compensating balance equal to amounts owed under these lease agreements throughout the term of the lease agreements.  This compensating balance requirement was approximately $1.1 million at December 31, 2002.  Compliance with the compensating balance requirement is calculated based on the sum of the Company’s marketable securities and 85% of the Company’s accounts receivable less than ninety days past due.  In the event that the Company’s marketable securities and 85% of the Company’s accounts receivable less than ninety days past due were to decline below the compensating balance requirement, the lessor is entitled to exercise certain remedies as provided in the lease agreements and amendments.  Such remedies include the lessor’s right to take possession of cash, marketable securities and trade accounts receivable in the amount of the outstanding lease obligation.  In such an event, the Company would be required to attempt to renegotiate the terms of the lease agreements and related compensating balance requirement.  As of March 31, 2003, the Company was not in compliance with the original compensating balance requirements; however, under the provisions of relief granted under the Code, this requirement was subject to compromise as are the remedies afforded to the lessor, and the compensating balance requirement was reduced to approximately $603,000.

The annual minimum rent to be paid under the operating lease agreements is as follows:

Twelve-month period ending March 31:
2004	$ 1,069,389
2005	1,069,389
2006	1,055,252
2007	893,778
2008	828,055
2009 and after	3,243,235

Rent expense for the leased office space was $211,079 and $229,192 for the three-month periods ended March 31, 2003 and 2002, respectively.  Rent expense for the leased office space was $600,198 and $456,882 for the nine-month periods ended March 31, 2003 and 2002, respectively.  The lease expense for the equipment and furniture was $85,468 and $87,422 for the three-month periods ended March 31, 2003 and 2002, respectively.  The lease expense for the equipment and furniture was $252,198 and $87,422 for the nine-month periods ended March 31, 2003 and 2002, respectively.

4.

CAPITAL STOCK AND INCOME PER SHARE

The following schedule is a summary of the Company’s shares of capital stock.

		Common		In
	Authorized	Issued	Outstanding	Treasury
Balance at March 31, 2003	$ 15,000,000	$ 12,329,227	$ 12,327,227	$ 2,000

Balance at June 30, 2002	$ 15,000,000	$ 12,329,227	$ 12,327,227	$ 2,000

Balance at March 31, 2002	$ 15,000,000	$ 12,329,227	$ 12,327,227	$ 2,000

Income per common share was based on the weighted average number of common shares outstanding during each period.  Accordingly, the sum of the individual quarters may not equal the year to date total.

The Company’s basic and diluted loss per share were determined as follows:

	Three-Months Ended			Three-Months Ended
	March 31, 2003			March 31, 2002
	Loss	Shares	Per Share	Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Basic and Diluted EPS

Loss available to
common stockholders	$ 2,957,186)	12,327,227	$ (0.24)	$ (651,169)	12,327,227	$ (0.05)

	Nine-Months Ended			Nine-Months Ended
	March 31, 2003			March 31, 2002
	Loss	Shares	Per Share	Loss	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount
Basic and Diluted EPS

Loss available to
common stockholders	$ (4,880,154)	12,327,227	$ (0.40)	$ (1,724,536)	12,327,227	$ (0.14)

Stock options representing 1,652,673 shares in 2003 and 1,515,412 shares in 2002 were not included in computing diluted earnings per share because their effects were antidilutive.

5.

STOCK OPTION PLAN

During 1994, the Board of Directors approved a plan providing for the granting, to employees, options for the purchase of a maximum of 1,500,000 shares of common stock.  In 1996, the plan was amended to provide for non-employee eligibility.  In 1999, the plan was amended and restated to include in one document all previous amendments and other non-material changes designed to improve the operation of the plan and to reserve an additional 1,000,000 shares for issuance under the plan.  Excluding the options granted in February 1994, all options have been granted at an exercise price equal to the fair market value at the date of grant and become exercisable equally over a period ranging from one to four years.  The February 1994 options were granted at a price below fair market value at the date of grant and were subsequently adjusted to market.  The 1994 options granted became exercisable equally over a two-year period.  All options expire at the end of ten years from the date of grant or are subject to the performance provisions of specific grants.

During the quarter ended March 31, 2003, 488,500 options were granted under the Plan.

6.

INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.  Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Deferred taxes consist of the following:

	March 31,	June 30,	March 31,
	2003	2002	2002
Current deferred tax asset—Deferred revenue
and other	$ 441,631	$ 418,712	$ 427,338
Less valuation allowance	(441,631)

Net current deferred tax asset	$ -	$ 418,712	$ 427,338

Non-current deferred tax asset—Carryforwards
and credits	$ 3,243,971	$ 2,116,395	$ 1,929,550
Non-current deferred tax liability—Deferred
software development costs and other	(648,312)	(784,205)	(775,132)
Total non-current deferred tax asset	2,595,659	1,332,190	1,154,418
Less valuation allowance	(2,595,659)

Net non-current deferred tax asset	$ -	$ 1,332,190	$ 1,154,418

The benefit for income taxes for the three-months and nine-months ended March 31, 2003 and 2002 consists of the following:

	For the Three-Months		For the Nine-Months
	Ended March 31,		Ended March 31,
	2003	2002	2003	2002

Deferred benefit	$ (401,963)	$ (334,548)	$ (1,288,630)	$ (897,505)
Increase in the valuation	2,150,623		3,037,290
allowance

Total	$ 1,748,660	$ (334,548)	$ 1,748,660	$ (897,505)

The primary differences between the statutory rate for federal income tax and the effective income tax rate for the three and nine months ended March 31, 2003 is the establishment of a valuation allowance.  For the prior year, the difference is the result of the benefits from research and development credits and state tax losses generated during the period.  At March 31, 2003, the Company has available net operating loss carryforwards for U.S. Federal tax purposes of approximately $7,711,000 that will expire in 2021.  Also at March 31, 2003, for U.S. Federal tax purposes, the Company has research and development credit carryforwards available to offset future income taxes of approximately $465,000 which will expire in 2017.  Management has concluded that a valuation allowance for all of the Company’s net deferred tax assets is appropriate at March 31, 2003 given the uncertainty in recovering such assets in future periods.

The Company’s federal income tax return for the year ended June 30, 2000 is currently under audit by the Internal Revenue Service (“IRS”).  As of March 31, 2003, no adjustments have been proposed by the IRS.  Management believes that adequate provision for income taxes has been made for the open year.

7.

BUSINESS CONDITION

The Company has experienced net losses of $4.9 million and $1.7 million for the nine-month periods ended March 31, 2003 and 2002, respectively.  Additionally, current economic conditions have delayed the anticipated contribution to operations of the Company’s recently introduced product lines.  For these reasons the Company filed for voluntary bankruptcy relief under Chapter 11 of the Bankruptcy Code on March 13, 2003.  The Company’s continued existence is dependent upon several factors including the ability to generate sufficient cash flow from operations to satisfy existing creditors and sustain normal operations.  At this time it is not possible to predict the ultimate resolution of these matters.

It is reasonably possible that the current economic downturn may be sustained beyond initial forecasts.  During the months ahead, the Company will be forced to make difficult decisions regarding, among other things, the future direction of the Company.  The Company’s management and Board have been reviewing the financial and operational alternatives available to the Company.

The Company’s near and long term strategies have focused on aggressively pursuing cost cutting programs which are expected to significantly reduce overall operating expense on an annualized basis.  Many of these reductions were implemented in fiscal year 2002, the effect of which is expected in fiscal 2003 and future years.  The current cost cutting programs through the nine-month period ended March 31, 2003 has resulted in an overall reduction in operating expenses of 7%.  These reductions have included an 18% reduction in payroll costs.  Furthermore, the Company has recently engaged a financial advisor to explore the possibility of raising additional funding sources.

Management believes that, despite the financial hurdles and uncertainties going forward, it has under development a business plan that, if successfully executed, can significantly improve operating results.  The support of the Company’s vendors, customers, and employees will continue to be the key to the Company’s future success.

See independent accountants’ report.

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